Exhibit 99.1

National Bank Holdings Corporation Announces Record Fourth Quarter and Full Year 2016 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $10.0 million, or $0.36 per diluted share, for the fourth quarter of 2016, compared to net income of $8.3 million, or $0.30 per diluted share, for the third quarter of 2016 and net income of $3.3 million, or $0.11 per diluted share, for the fourth quarter of 2015. The return on average tangible assets was 0.95% for the fourth quarter of 2016 compared to 0.80% for the third quarter of 2016, and 0.36% for the fourth quarter of 2015. The return on average tangible equity was 8.87% for the fourth quarter of 2016 compared to 7.07% for the third quarter of 2016, and 2.97% for the fourth quarter of 2015. For the full year 2016, net income totaled $23.1 million, or $0.79 per diluted share, compared to net income of $4.9 million, or $0.14 per diluted share during 2015. The return on average tangible assets was 0.57% for year ended 2016 compared to 0.17% for the year ended 2015. The return on average tangible equity was 5.04%  for the year ended 2016 compared to 1.29% for the year ended 2015.

In announcing these results, Chief Executive Officer, Tim Laney shared, “We closed out 2016 with record loan production of over $1 billion, realizing 11% year-over-year loan growth and 18% growth in our originated loan portfolio. We’re pleased to end the year with credit quality on solid footing with just 10 basis points of non-energy net charge-offs for the year. With respect to our energy exposure, I’m pleased to report that we had no new adversely rated energy loans during 2016.  Further, we have only three problem energy loans remaining from those identified in 2015. We continue to grow our low-cost deposit base and have increased our average transaction deposits by $143 million, or 6%, while creating efficiencies in our deposit gathering strategies as evidenced by a reduction in our banking centers by 12% in the last eighteen months. Those banking center actions, in conjunction with other expense management initiatives led to a $22 million, or 14% decrease in non-interest expenses compared to the prior year.”

Mr. Laney added, “We successfully repurchased 4.5 million shares throughout 2016, or 15% of our outstanding shares. Since early 2013, we have repurchased 51% of our shares outstanding, at a weighted average price of $20.03. Our capital position remains strong with excess capital of $60 million above a 9% leverage ratio as of year-end. Our excess capital is a source of strength and gives us flexibility to react to future opportunities to leverage capital in situations that we believe will create attractive returns for our shareholders.”

Fourth Quarter 2016 Highlights

(All comparisons refer to the third quarter of 2016, except as noted)

•

At December 31, 2016, loans totaled $2.9 billion and increased $38.4 million, or 5.4% annualized, driven by $275.0 million in fourth quarter originations, partially offset by higher than normal paydowns. Total non 310-30 loans at December 31, 2016 increased $330.2 million, or 13.8%, since December 31, 2015.

•	Fully taxable equivalent net interest income totaled $36.8 million and decreased $1.3 million, due to higher levels of accelerated accretion income on 310-30 loans in the prior quarter.
•	Provision for loan losses totaled $1.3 million and decreased $4.0 million due to low net charge-offs and $3.9 million of energy sector specific reserves recorded in the prior quarter.
•

Annualized net charge-offs in the non 310-30 portfolio were 0.02% of average non 310-30 loans during the fourth quarter and totaled 0.85% for the full year. Excluding energy sector net charge-offs, the 2016 net charge-offs on non 310-30 loans totaled 0.10%, compared to 0.12% in the prior year.

•	Added a net $3.4 million to accretable yield for the acquired loans accounted for under ASC 310-30.
•	Total deposits averaged $3.8 billion and increased $51.1 million, or 5.4% annualized, driven by transaction deposit growth of $56.0 million, or 8.5% annualized.
•

Non-interest income totaled $10.0 million, decreasing $1.6 million due to $1.6 million of OREO related income recorded in the prior quarter. Collectively, service charges, bank card fees and gain on sale of mortgages were consistent with the prior quarter.

•

Non-interest expense totaled $34.4 million, increasing $1.1 million. Excluding gain on sale of OREO, non-interest expense decreased $0.8 million, or 8.9% annualized, driven by lower salaries and benefits and occupancy expenses. Year-to-date non-interest expense of $136.0 million represents a decrease of 13.9% from 2015.

•

Income tax expense totaled $0.1 million, an effective tax rate of 0.8%, and was benefited by $2.1 million due to the adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09").

•

At December 31, 2016, common book value per share was $20.32, while tangible common book value per share was $18.15 and $19.08 after consideration of the excess accretable yield value of $0.93 per share.

Fourth Quarter 2016 Results

(All comparisons refer to the third quarter of 2016, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $36.8 million and decreased $1.3 million, due to accelerated accretion income on 310-30 loans of $1.8 million in the prior quarter and lower income of $0.5 million from investment portfolio paydowns. These decreases were partially offset by a $1.4 million increase in non 310-30 interest income driven by new loan originations. The lower levels of 310-30 accretion income resulted in a 0.13% narrowing of the net interest margin from 3.59% to 3.46%. Average earning assets totaled $4.2 billion and were consistent with the prior quarter.

Loans

Total loans ended the quarter at $2.9 billion, increasing $38.4 million, or 5.4% annualized, driven by new loan originations of $275.0 million, partially offset by higher than normal paydowns.  Originated loans outstanding totaled $2.6 billion and increased $66.2 million, or 10.5% annualized, led by total commercial loans increasing 11.8% annualized. Loan originations totaled a record of over $1.0 billion during the past twelve months, resulting in originated loan outstandings growth of 17.8% over December 31, 2015.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $2.7 billion and represented 94.9% of total loans at December 31, 2016. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio totaled $0.1 million, or only 0.02% annualized, decreasing from an annualized 2.64% last quarter due to energy sector charge-offs. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) were 1.13% of total non 310-30 loans, compared to 0.84% at September 30, 2016 and 1.08% at December 31, 2015.

A provision for loan losses on the non 310-30 loans of $1.3 million was recorded during the quarter, decreasing $4.0 million from the prior quarter primarily due to $3.9 million of energy sector specific reserves recorded in the prior quarter as well as fourth quarter net charge-offs of just 0.02% annualized. The non 310-30 allowance for loan losses was 1.07% of total non 310-30 loans, increasing from 1.04% in the prior quarter.

Energy sector loan balances totaled $90.3 million, increasing $3.6 million due to advances in the quarter, but decreasing $56.6 million compared to the prior year, or 38.5%. Three energy sector loans with balances of $12.6 million were on non-accrual at December 31, 2016, representing the remainder of problem loans identified in 2015. There were no new adversely rated energy loans during 2016 and as of December 31, 2016, 86.0% of the energy loan portfolio is pass rated. The total allowance for loan losses on the energy sector portfolio was 3.9% compared to 4.2% at prior quarter end.

Acquired problem loans accounted for under 310-30 totaled $145.9 million at December 31, 2016 and decreased $11.8 million during the fourth quarter, an annualized decrease of 29.8%, reflecting continued successful workout efforts. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $3.4 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $213.2 million.

Deposits

Total deposits averaged $3.8 billion and increased $51.1 million, or 5.4% annualized. Transaction deposits (defined as total deposits less time deposits) averaged $2.7 billion and increased $56.0 million, or 8.5% annualized, driven by demand deposit growth of $10.4 million, or 5.0% annualized, coupled with an increase in other low-cost deposits of $45.6 million, or 10.1% annualized. Time deposits averaged $1.2 billion, decreasing $4.9 million from the prior quarter. Repurchase agreements averaged $99.5 million, decreasing $17.6 million from the prior quarter due to normal client activity. The average cost of total deposits was 0.38%, increasing from 0.36% primarily due to slightly higher cost of time deposits. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements, and at December 31, 2016, these client fundings comprised 98.1% of total liabilities.

Non-Interest Income

Non-interest income totaled $10.0 million in the fourth quarter of 2016, decreasing $1.6 million due to $1.6 million of OREO related income in the prior quarter. Collectively, service charges, bank card fees and gain on sale of mortgages were consistent with the prior quarter. Other non-interest income is consistent with the prior quarter as a net increase of $1.0 million from swap related fees was partially offset by a $0.8 million gain on previously charged-off acquired loans in the prior quarter.

Non-Interest Expense

Non-interest expense totaled $34.4 million and increased $1.1 million due to a $1.5 million change in gain on sale of OREO and problem asset workout expenses quarter-to-quarter. Excluding gain on sale of OREO and problem asset workout expense, non-interest expense decreased $0.5 million, or 5.7% annualized, driven by $0.6 million of lower salaries and benefits from lower headcount and lower accruals and $0.2 million of lower occupancy expenses, partially offset by a net increase in other expense categories of $0.3 million.

Income tax expense totaled $0.1 million, an effective tax rate of 0.8%, on pre-tax earnings of $10.1 million. Included in the tax expense is a benefit of $2.1 million related to the early adoption of ASU 2016-09. Prior to this adoption, the realized tax benefit from stock compensation awards vested in the fourth quarter would have been recorded directly to capital. Without this $2.1 million, tax expense would have been $2.2 million, an effective tax rate of 22.4%, or a fully taxable equivalent rate of 29.6%. The lower rate compared to the statutory rate reflects the continued success of our tax strategies and tax exempt income.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $536.2 million at December 31, 2016 and decreased $13.6 million from prior quarter end. The decrease in equity is due to a $10.3 million decrease in accumulated other comprehensive income, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio, as well as the impact of share repurchases and stock compensation vesting, offset by net income.

Book value per share was $20.32 at December 31, 2016 and decreased $0.60 from the prior quarter end. Tangible common book value per share was $18.15 at December 31, 2016, compared to $18.67 at prior quarter end, as the increase from net income was more than offset by lower accumulated other comprehensive income, stock compensation vesting and share buybacks. The leverage ratio at December 31, 2016 for the consolidated company and the Bank was 10.39% and 8.63%, respectively.

Share buybacks during the fourth quarter totaled 0.3 million shares, or $6.3 million, at a weighted average price of $23.26. Year-to-date share buybacks through December 31, 2016 totaled 4.5 million shares, or $93.5 million, at a weighted average price of $20.78. Since early 2013, we have repurchased 50.9% of our shares outstanding, at a weighted average price of $20.03.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the December 31, 2016 accretable yield balance on the 310-30 loans of $60.5 million would add $1.40 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.93 after-tax to our tangible book value per share as of December 31, 2016, resulting in a tangible common book value per share of $19.08.

Year-Over-Year Review

(All comparisons refer to the full year of 2015)

Net income for 2016 was $23.1 million, or $0.79 per diluted share, compared to net income of $4.9 million, or $0.14 per diluted share for 2015. Fully taxable equivalent net interest income totaled $149.7 million representing a decrease of $9.9 million. Lower levels of higher-yielding 310-30 loans and investment portfolio paydowns decreased interest income by $22.9 million and were partially offset by a $13.5 million increase in non 310-30 interest income from new loan originations. The continued resolution of the higher-yielding acquired loan portfolio and lower rates on the originated portfolio led to a 0.11% narrowing of the fully taxable equivalent net interest margin to 3.49% from 3.60%. Average earning assets totaled $4.3 billion representing a decrease of $0.2 billion from the prior year as decreases in the higher-yielding 310-30 loan portfolio, investment portfolio paydowns and lower cash balances were mostly offset by increases in the originated loan portfolio.

Loan balances at December 31, 2016 totaled $2.9 billion representing an increase of $273.2 million, or 10.6%, over December 31, 2015, due to a record of over $1.0 billion in 2016 loan originations. The strong loan originations were the result of continued market penetration and success of our relationship banking model. The acquired 310-30 loan portfolio declined $57.0 million, or 28.1%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Total deposits averaged $3.9 billion during 2016, increasing $39.1 million, driven by a $142.7 million, or 5.6%, increase in average transaction deposits (defined as total deposits less time deposits), which totaled $2.7 billion. The increase in average transaction deposits was driven by higher average demand deposits of $36.5 million, or 4.7%, coupled with an increase in other low-cost transaction deposits of $106.2 million, or 6.0%. Time deposits averaged $1.2 billion, decreasing $103.6 million, or 8.1%. Repurchase agreements averaged $109.2 million, decreasing $88.5 million due to temporary client funds from one client in the prior year. The mix of transaction deposits to total deposits improved to 69.7% at December 31, 2016 from 68.9% in the prior year. Additionally, the average cost of deposits totaled 0.36%, consistent with the prior year.

Provision for loan loss expense was $23.7 million during 2016, compared to $12.4 million, an increase of $11.3 million primarily driven by 2016 energy sector provision of $18.9 million. Lower non-energy net charge-offs and lower provision attributable to net loan growth partially offset the increase in the energy sector provision in the year-over-year comparison. The non 310-30 allowance for loan losses ended the year at 1.07% of total non 310-30 loans compared to 1.09%  at prior year end. Net charge-offs on non 310-30 loans totaled 0.85%, or excluding energy sector net charge-offs totaled 0.10% compared to net charge-offs of 0.12% in 2015.

Non-interest income totaled $40.0 million during 2016, compared to $21.4 million, increasing $18.6 million. Excluding the net $14.5 million of negative FDIC-related income and bargain purchase gain in the prior year, non-interest income increased $4.1 million, or 11.3%. The increase was driven by growth in bank card fees of $0.5 million on the strength of higher interchange activity, while gain on sale of mortgages increased $0.9 million on a higher level of originations. These increases were partially offset by $0.9 million lower service charges due to lower instances of overdrafts and lower OREO-related income of $0.1 million. Other non-interest income increased $3.7 million primarily from a $1.8 million gain on sale of a building, net swap related income increase of $0.7 million and a $0.6 million increase in gain on recoveries of acquired loans.

Non-interest expense totaled $136.0 million during 2016, representing a decrease of $22.0 million, or 13.9%. The decrease was partially due to lower salaries and benefits of $3.3 million, lower occupancy and equipment of $1.6 million and lower professional fees of $1.0 million. Other non-interest expenses were also lower $9.8 million, primarily due to lower telecommunications and data processing expense benefiting from the core system conversion and lower marketing expense. Problem asset workout expenses and gain on sale of OREO improved a combined $4.9 million. Additionally, the prior period included banking center consolidation related expenses of $1.4 million and warrant liability expense of $0.1 million.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, January  27, 2017. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92242698 and asking for the National Bank Holdings Corporation Fourth Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through February 10, 2017, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92242698. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 91 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions or consolidations; the Company's ability to realize anticipated benefits from enhancements or updates to its core operating systems from time to time without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Total interest and dividend income	$39,658	$40,764	$43,492	$160,448	$171,407
Total interest expense	3,873	3,700	3,563	14,808	14,462
Net interest income	35,785	37,064	39,929	145,640	156,945
Taxable equivalent adjustment	1,028	1,041	928	4,081	2,695
Net interest income FTE(1)	36,813	38,105	40,857	149,721	159,640
Provision for loan losses	1,282	5,293	5,423	23,651	12,444
Net interest income after provision for loan losses FTE(1)	35,531	32,812	35,434	126,070	147,196
Non-interest income:
Service charges	3,513	3,662	3,821	13,900	14,798
Bank card fees	2,899	2,828	2,841	11,429	10,898
Gain on sale of mortgages, net	629	600	389	2,881	1,963
Other non-interest income	2,891	2,851	1,987	9,569	5,915
OREO related write-ups and other income	58	1,667	1,508	2,248	2,379
Bargain purchase gain	—	—	—	—	1,048
FDIC loss-sharing related	—	—	4,873	—	(15,553)
Total non-interest income	9,990	11,608	15,419	40,027	21,448
Non-interest expense:
Salaries and benefits	19,450	20,091	21,331	79,765	83,018
Occupancy and equipment	5,464	5,666	6,234	22,904	24,490
Professional fees	1,153	909	1,489	3,496	4,495
Other non-interest expense	6,370	6,239	9,572	24,764	34,562
Problem asset workout	879	1,172	1,882	3,983	7,317
Gain on sale of OREO, net	(263)	(2,077)	(434)	(4,383)	(2,776)
Intangible asset amortization	1,370	1,370	1,370	5,480	5,401
Loss from change in fair value of warrant liability	—	—	464	—	106
Banking center consolidation related expenses	—	—	322	—	1,411
Total non-interest expense	34,423	33,370	42,230	136,009	158,024

Income before income taxes FTE(1)	11,098	11,050	8,623	30,088	10,620
Taxable equivalent adjustment	1,028	1,041	928	4,081	2,695
Income before income taxes	10,070	10,009	7,695	26,007	7,925
Income tax expense	81	1,695	4,355	2,947	3,044
Net income	$9,989	$8,314	$3,340	$23,060	$4,881
Income per share - basic	$0.38	$0.30	$0.11	$0.81	$0.14
Income per share - diluted	$0.36	$0.30	$0.11	$0.79	$0.14

(1) Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	December 31, 2016	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$152,736	$124,977	$166,092
Investment securities available-for-sale	884,232	968,853	1,157,246
Investment securities held-to-maturity	332,505	355,427	427,503
Non-marketable securities	14,949	12,373	22,529
Loans	2,860,921	2,822,555	2,587,673
Allowance for loan losses	(29,174)	(28,021)	(27,119)
Loans, net	2,831,747	2,794,534	2,560,554
Loans held for sale	24,187	20,341	13,292
Other real estate owned	15,662	21,200	20,814
Premises and equipment, net	95,671	96,861	103,103
Goodwill	59,630	59,630	59,630
Intangible assets, net	6,949	8,319	12,429
Other assets	154,778	143,898	140,716
Total assets	$4,573,046	$4,606,413	$4,683,908
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$846,744	$841,421	$815,054
Interest bearing demand deposits	427,538	416,153	436,745
Savings and money market	1,422,321	1,393,661	1,394,995
Total transaction deposits	2,696,603	2,651,235	2,646,794
Time deposits	1,172,046	1,173,772	1,193,883
Total deposits	3,868,649	3,825,007	3,840,677
Securities sold under agreements to repurchase	92,011	113,307	136,523
Federal Home Loan Bank advances	38,665	51,359	40,000
Other liabilities	37,532	66,968	49,164
Total liabilities	4,036,857	4,056,641	4,066,364
Shareholders' equity:
Common stock	514	514	513
Additional paid in capital	984,087	997,665	997,926
Retained earnings	55,454	47,347	38,670
Treasury stock	(502,104)	(504,301)	(419,660)
Accumulated other comprehensive income, net of tax	(1,762)	8,547	95
Total shareholders' equity	536,189	549,772	617,544
Total liabilities and shareholders' equity	$4,573,046	$4,606,413	$4,683,908
SHARE DATA
Average basic shares outstanding	26,294,787	27,654,827	30,625,371
Average diluted shares outstanding	27,473,995	27,898,756	30,795,333
Ending shares outstanding	26,386,583	26,282,224	30,358,509
Common book value per share	$20.32	$20.92	$20.34
Tangible common book value per share(1)	$18.15	$18.67	$18.22
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.22	$18.35	$18.22
CAPITAL RATIOS
Average equity to average assets	11.83%	12.49%	13.17%
Tangible common equity to tangible assets(1)	10.61%	10.79%	11.98%
Leverage ratio	10.39%	10.46%	11.75%
Tier 1 risk-based capital ratios	14.15%	14.43%	17.48%
Total risk-based capital ratio	15.03%	15.29%	18.37%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 16.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio

(Dollars in thousands)

Accounting Treatment Period End Loan Balances

			December 31, 2016		December 31, 2016
	December 31,	September 30,	vs. September 30, 2016	December 31,	vs. December 31, 2015
	2016	2016	% Change	2015	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,074,696	$1,043,544	3.0%	$892,889	20.4%
Owner occupied commercial real estate	221,544	213,986	3.5%	184,619	20.0%
Agriculture	134,637	133,109	1.1%	145,558	(7.5)%
Energy	90,273	86,628	4.2%	146,880	(38.5)%
Total commercial	1,521,150	1,477,267	3.0%	1,369,946	11.0%
Commercial real estate non-owner occupied	437,642	453,248	(3.4)%	321,712	36.0%
Residential real estate	728,361	706,791	3.1%	662,550	9.9%
Consumer	27,916	27,586	1.2%	30,635	(8.9)%
Total non 310-30	2,715,069	2,664,892	1.9%	2,384,843	13.8%
ASC 310-30:
Commercial	39,280	43,339	(9.4)%	57,474	(31.7)%
Commercial real estate non-owner occupied	89,150	95,487	(6.6)%	121,173	(26.4)%
Residential real estate	16,524	17,654	(6.4)%	21,452	(23.0)%
Consumer	898	1,183	(24.1)%	2,731	(67.1)%
Total ASC 310-30	145,852	157,663	(7.5)%	202,830	(28.1)%
Total loans	$2,860,921	$2,822,555	1.4%	$2,587,673	10.6%

(1)

Included in non 310-30 loans are originated loans of $2,567,638, $2,501,426 and $2,180,267 as of December 31, 2016, September 30, 2016 and December  31, 2015, respectively, and loans acquired under business combinations of $147,431, $163,466 and $204,576 as of December 31, 2016, September 30, 2016 and December  31, 2015, respectively.

Originations(1)

	Fourth quarter	Third quarter	Second quarter	First quarter	Fourth quarter
	2016	2016	2016	2016	2015
Commercial:
Commercial and industrial	$109,670	$92,433	$142,179	$59,361	$122,664
Owner occupied commercial real estate	18,606	19,091	17,883	10,399	13,395
Agriculture	18,480	9,589	18,072	10,375	24,194
Energy	4,433	(1,251)	(17,328)	(13,984)	1,075
Total commercial	151,189	119,862	160,806	66,151	161,328
Commercial real estate non-owner occupied	30,227	54,456	89,109	44,876	23,260
Residential real estate	89,968	102,703	63,815	49,722	50,387
Consumer	3,566	4,995	3,158	2,671	3,086
Total	$274,950	$282,016	$316,888	$163,420	$238,061

(1)	Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the three months ended			For the three months ended			For the three months ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$154,353	$6,603	17.11%	$162,157	$8,597	21.21%	$209,268	$11,527	22.03%
Non 310-30 loans FTE(1)(2)(3)(4)	2,727,296	27,265	3.98%	2,630,064	25,893	3.92%	2,332,948	23,857	4.06%
Investment securities available-for-sale	930,398	4,181	1.80%	1,003,347	4,552	1.81%	1,207,785	7,234	2.40%
Investment securities held-to-maturity	345,854	2,396	2.77%	371,164	2,543	2.74%	436,930	1,431	1.31%
Other securities	13,201	167	5.06%	13,003	160	4.92%	22,287	247	4.43%
Interest earning deposits and securities purchased under agreements to resell	59,075	74	0.50%	47,997	60	0.50%	139,244	124	0.35%
Total interest earning assets FTE(4)	$4,230,177	$40,686	3.83%	$4,227,732	$41,805	3.93%	$4,348,462	$44,420	4.05%
Cash and due from banks	$64,880			$73,709			$57,579
Other assets	325,960			339,837			341,840
Allowance for loan losses	(28,789)			(40,509)			(24,748)
Total assets	$4,592,228			$4,600,769			$4,723,133
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,844,701	$1,296	0.28%	$1,799,085	$1,189	0.26%	$1,812,345	$1,184	0.26%
Time deposits	1,169,325	2,362	0.80%	1,174,269	2,290	0.78%	1,222,829	2,151	0.70%
Securities sold under agreements to repurchase	99,475	38	0.15%	117,028	37	0.13%	143,294	60	0.17%
Federal Home Loan Bank advances	52,199	177	1.36%	50,766	184	1.44%	40,000	168	1.67%
Total interest bearing liabilities	$3,165,700	$3,873	0.49%	$3,141,148	$3,700	0.47%	$3,218,468	$3,563	0.44%
Demand deposits	$835,263			$824,848			$825,979
Other liabilities	47,794			60,199			56,447
Total liabilities	4,048,757			4,026,195			4,100,894
Shareholders' equity	543,471			574,574			622,239
Total liabilities and shareholders' equity	$4,592,228			$4,600,769			$4,723,133
Net interest income		$36,813			$38,105			$40,857
Interest rate spread FTE(4)			3.34%			3.46%			3.61%
Net interest earning assets	$1,064,477			$1,086,584			$1,129,994
Net interest margin FTE(4)			3.46%			3.59%			3.73%
Ratio of average interest earning assets to average interest bearing liabilities	133.63%			134.59%			135.11%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,570,908, $2,460,701 and $2,120,907, and interest income of $23,842, $22,339 and $19,306, with tax equivalent yields of 3.85%, 3.78% and 3.78% for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended December 31, 2016, September 30, 2016 and December 31, 2015 were $24,679, $15,931 and $9,421, and interest income was $310, $238 and $166 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,028, $1,041 and $928 for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the year ended December 31, 2016			For the year ended December 31, 2015
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$170,330	$33,256	19.52%	$237,453	$47,255	19.90%
Non 310-30 loans FTE(1)(2)(3)(4)	2,545,643	100,142	3.93%	2,109,152	86,693	4.11%
Investment securities available-for-sale	1,035,679	18,991	1.83%	1,327,245	26,398	1.99%
Investment securities held-to-maturity	382,366	10,674	2.79%	476,924	11,747	2.46%
Other securities	14,975	748	4.99%	25,865	1,210	4.68%
Interest earning deposits and securities purchased under agreements to resell	141,178	718	0.51%	262,500	799	0.30%
Total interest earning assets FTE(4)	$4,290,171	$164,529	3.84%	$4,439,139	$174,102	3.92%
Cash and due from banks	$63,513			$59,526
Other assets	332,122			353,344
Allowance for loan losses	(33,853)			(20,939)
Total assets	$4,651,953			$4,831,070
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,865,225	$4,985	0.27%	$1,758,965	$4,524	0.26%
Time deposits	1,177,523	8,978	0.76%	1,281,171	9,085	0.71%
Securities sold under agreements to repurchase	109,246	152	0.14%	197,728	187	0.09%
Federal Home Loan Bank advances	45,773	693	1.51%	40,000	666	1.67%
Total interest bearing liabilities	$3,197,767	$14,808	0.46%	$3,277,864	$14,462	0.44%
Demand deposits	$818,901			$782,431
Other liabilities	51,587			69,299
Total liabilities	4,068,255			4,129,594
Shareholders' equity	583,698			701,476
Total liabilities and shareholders' equity	$4,651,953			$4,831,070
Net interest income		$149,721			$159,640
Interest rate spread FTE(4)			3.38%			3.48%
Net interest earning assets	$1,092,404			$1,161,275
Net interest margin FTE(4)			3.49%			3.60%
Ratio of average interest earning assets to average interest bearing liabilities	134.16%			135.43%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2,368,968 and $1,893,792, and interest income of $85,792 and $70,569, with tax equivalent yields of 3.79% and 3.87% for the years ended December 31, 2016, and 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the years ended December 31, 2016  and 2015, were $15,179 and $7,097, and interest income was $830 and $589 for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $4,081 and $2,695 for the years ended December 31, 2016 and 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Allowance for Loan Losses

(Dollars in thousands)

Allowance for Loan Losses Analysis

	As of and for the three months ended
	December 31, 2016			September 30, 2016			December 31, 2015
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Beginning allowance for loan losses	$243	$27,778	$28,021	$231	$39,875	$40,106	$875	$22,952	$23,827
Charge-offs		(259)	(259)	(6)	(17,540)	(17,546)	—	(2,313)	(2,313)
Recoveries	—	130	130	—	168	168	4	178	182
Provision expense	(18)	1,300	1,282	18	5,275	5,293	198	5,225	5,423
Ending ALL	$225	$28,949	$29,174	$243	$27,778	$28,021	$1,077	$26,042	$27,119
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.02%	0.02%	0.01%	2.64%	2.49%	(0.01)%	0.36%	0.33%
Ratio of ALL to total loans outstanding at period end, respectively	0.15%	1.07%	1.02%	0.15%	1.04%	0.99%	0.53%	1.09%	1.05%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	94.24%	94.98%	0.00%	123.58%	124.66%	0.00%	101.54%	105.74%
Total loans	$145,852	$2,715,069	$2,860,921	$157,663	$2,664,892	$2,822,555	$202,830	$2,384,843	$2,587,673
Average total loans during the period	$154,353	$2,702,617	$2,856,970	$162,157	$2,614,133	$2,776,290	$209,268	$2,323,527	$2,532,795
Total non-performing loans(1)	$—	$30,717	$30,717	$—	$22,478	$22,478	$—	$25,647	$25,647

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Allowance for Loan Losses Analysis

	As of and for the three months ended
	December 31, 2016			September 30, 2016			June 30, 2016
		Non	Total		Non	Total		Non	Total
		310-30	Non		310-30	Non		310-30	Non
	Energy	Excluding	310-30	Energy	Excluding	310-30	Energy	Excluding	310-30
	Portfolio	Energy	Loans	Portfolio	Energy	Loans	Portfolio	Energy	Loans
Beginning allowance for loan losses	$3,662	$24,116	$27,778	$15,443	$24,432	$39,875	$14,486	$22,465	$36,951
Charge-offs	-	(259)	(259)	(15,700)	(1,840)	(17,540)	(3,374)	(312)	(3,686)
Recoveries	-	130	130	-	168	168	-	210	210
Provision expense	(113)	1,413	1,300	3,919	1,356	5,275	4,331	2,069	6,400
Ending ALL	$3,549	$25,400	$28,949	$3,662	$24,116	$27,778	$15,443	$24,432	$39,875
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.02%	0.02%	65.30%	0.26%	2.64%	11.46%	0.02%	0.58%
Ratio of ALL to total loans outstanding at period end, respectively	3.93%	0.97%	1.07%	4.23%	0.94%	1.04%	14.75%	0.99%	1.55%
Total loans	$90,273	$2,624,796	$2,715,069	$86,628	$2,578,264	$2,664,892	$104,663	$2,464,558	$2,569,221
Average loans	$88,450	$2,614,167	$2,702,617	$95,645	$2,518,488	$2,614,133	$118,382	$2,294,994	$2,413,375

NATIONAL BANK HOLDINGS CORPORATION

Asset Quality

(Dollars in thousands)

Non 310-30 Past Due Loans

	December 31, 2016	September 30, 2016	December 31, 2015
Loans 30-89 days past due and still accruing interest	$2,296	$1,374	$6,716
Loans 90 days past due and still accruing interest	—	428	165
Non-accrual loans(1)	30,717	22,478	25,647
Total past due and non-accrual loans	$33,013	$24,280	$32,528
Total 90 days past due and still accruing interest and non-accrual loans to total loans	1.13%	0.86%	1.08%
Total non-accrual loans to total loans	1.13%	0.84%	1.08%
% of total past due and non-accrual loans that carry fair value marks	10.75%	15.41%	22.01%

(1)	Includes non-accrual energy loans of $12,645, $13,313 and $12,009 at December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

Asset Quality Data

	December 31, 2016	September 30, 2016	December 31, 2015
Non-performing loans(1)	30,717	22,478	25,647
OREO	15,662	21,200	20,814
Other repossessed assets	—	100	894
Total non-performing assets	$46,379	$43,778	$47,355
Accruing restructured loans	$5,766	$8,780	$8,403
Non-performing loans to total loans	1.07%	0.80%	0.99%
Non-performing loans excluding energy sector loans to total loans excluding energy sector loans	0.65%	0.33%	0.56%
Total non-performing assets to total loans and OREO	1.61%	1.54%	1.81%
Total non-performing assets excluding energy sector to total loans excluding energy sector loans and OREO	1.21%	1.10%	1.44%

(1)	Includes non-accrual energy loans of $12,645, $13,313 and $12,009 at December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

Changes in Accretable Yield

	For the three months ended			Life-to-date
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016
Accretable yield at beginning of period	$63,673	$67,765	$93,015	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	3,704	4,962	3,367	270,646
Reclassification to non-accretable difference from accretable yield	(298)	(457)	(661)	(32,766)
Accretion	(6,603)	(8,597)	(11,527)	(392,400)
Accretable yield at end of period	$60,476	$63,673	$84,194	$60,476

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended			As of and for the years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Key Ratios(1)
Return on average assets	0.87%	0.72%	0.28%	0.50%	0.10%
Return on average tangible assets(2)	0.95%	0.80%	0.36%	0.57%	0.17%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.21%	1.55%	1.31%	1.29%	0.60%
Return on average equity	7.31%	5.76%	2.13%	3.95%	0.70%
Return on average tangible common equity(2)	8.87%	7.07%	2.97%	5.04%	1.29%
Interest earning assets to interest bearing liabilities (end of period)(3)	133.44%	133.09%	133.71%	133.44%	133.71%
Loans to deposits ratio (end of period)	74.58%	74.32%	67.72%	74.58%	67.72%
Non-interest bearing deposits to total deposits (end of period)	21.89%	22.00%	21.22%	21.89%	21.22%
Net interest margin(4)	3.37%	3.49%	3.64%	3.39%	3.54%
Net interest margin FTE (2)(4)	3.46%	3.59%	3.73%	3.49%	3.60%
Interest rate spread FTE(5)	3.34%	3.46%	3.61%	3.38%	3.48%
Yield on earning assets(3)	3.73%	3.84%	3.97%	3.74%	3.86%
Yield on earning assets FTE(2)(3)	3.83%	3.93%	4.05%	3.84%	3.92%
Cost of interest bearing liabilities(3)	0.49%	0.47%	0.44%	0.46%	0.44%
Cost of deposits	0.38%	0.36%	0.35%	0.36%	0.36%
Non-interest expense to average assets	2.98%	2.89%	3.55%	2.92%	3.27%
Efficiency ratio FTE(2)(6)	70.62%	64.37%	72.61%	68.79%	84.28%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	1.07%	0.80%	0.99%	1.07%	0.99%
Non-performing assets to total loans and OREO	1.61%	1.54%	1.81%	1.61%	1.81%
Allowance for loan losses to total loans	1.02%	0.99%	1.05%	1.02%	1.05%
Allowance for loan losses to non-performing loans	94.98%	124.66%	105.74%	94.98%	105.74%
Net charge-offs to average loans(1)	0.02%	2.49%	0.33%	0.80%	0.12%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(Dollars in thousands, except share and per share data)

Tangible Common Book Value Ratios

	December 31, 2016	September 30, 2016	December 31, 2015
Total shareholders' equity	$536,189	$549,772	$617,544
Less: goodwill and intangible assets, net	(66,580)	(67,950)	(72,060)
Add: deferred tax liability related to goodwill	9,323	8,935	7,772
Tangible common equity (non-GAAP)	$478,932	$490,757	$553,256

Total assets	$4,573,046	$4,606,413	$4,683,908
Less: goodwill and intangible assets, net	(66,580)	(67,950)	(72,060)
Add: deferred tax liability related to goodwill	9,323	8,935	7,772
Tangible assets (non-GAAP)	$4,515,789	$4,547,398	$4,619,620

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	11.72%	11.93%	13.18%
Less: impact of goodwill and intangible assets, net	(1.11)%	(1.14)%	(1.20)%
Tangible common equity to tangible assets (non-GAAP)	10.61%	10.79%	11.98%

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$478,932	$490,757	$553,256
Divided by: ending shares outstanding	26,386,583	26,282,224	30,358,509
Tangible common book value per share (non-GAAP)	$18.15	$18.67	$18.22

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$478,932	$490,757	$553,256
Less: accumulated other comprehensive income, net of tax	1,762	(8,547)	(95)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	480,694	482,210	553,161
Divided by: ending shares outstanding	26,386,583	26,282,224	30,358,509
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.22	$18.35	$18.22

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands, except share and per share data)

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended			As of and for the years ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$9,989	$8,314	$3,340	$23,060	$4,881
Add: impact of core deposit intangible amortization expense, after tax	836	836	836	3,343	3,295
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$10,825	$9,150	$4,176	$26,403	$8,176

Income before income taxes FTE (non-GAAP)	$11,098	$11,050	$8,623	$30,088	$10,620
Add: impact of core deposit intangible amortization expense, before tax	1,370	1,370	1,370	5,480	5,401
Add: provision for loan losses	1,282	5,293	5,423	23,651	12,444
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$13,750	$17,713	$15,416	$59,219	$28,465

Average assets	$4,592,228	$4,600,769	$4,723,133	$4,651,953	$4,831,070
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(57,932)	(59,685)	(64,954)	(59,977)	(66,549)
Average tangible assets (non-GAAP)	$4,534,296	$4,541,084	$4,658,179	$4,591,976	$4,764,521

Average shareholders' equity	$543,421	$574,574	$622,239	$583,686	$701,476
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(57,932)	(59,685)	(64,954)	(59,977)	(66,549)
Average tangible common equity (non-GAAP)	$485,489	$514,889	$557,285	$523,709	$634,927

Return on average assets (non-GAAP)	0.87%	0.72%	0.28%	0.50%	0.10%
Return on average tangible assets (non-GAAP)	0.95%	0.80%	0.36%	0.57%	0.17%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.21%	1.55%	1.31%	1.29%	0.60%
Return on average equity (non-GAAP)	7.31%	5.76%	2.13%	3.95%	0.70%
Return on average tangible common equity (non-GAAP)	8.87%	7.07%	2.97%	5.04%	1.29%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended			As of and for the years ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income	$39,658	$40,764	$43,492	$160,448	$171,407
Add: impact of taxable equivalent adjustment	1,028	1,041	928	4,081	2,695
Interest income FTE (non-GAAP)	$40,686	$41,805	$44,420	$164,529	$174,102

Net interest income	$35,785	$37,064	$39,929	$145,640	$156,945
Add: impact of taxable equivalent adjustment	1,028	1,041	928	4,081	2,695
Net interest income FTE (non-GAAP)	$36,813	$38,105	$40,857	$149,721	$159,640

Average earning assets	$4,230,177	$4,227,732	$4,348,462	$4,290,171	$4,439,139
Yield on earning assets	3.73%	3.84%	3.97%	3.74%	3.86%
Yield on earning assets FTE (non-GAAP)	3.83%	3.93%	4.05%	3.84%	3.92%
Net interest margin	3.37%	3.49%	3.64%	3.39%	3.54%
Net interest margin FTE (non-GAAP)	3.46%	3.59%	3.73%	3.49%	3.60%